Exhibit 1.01

Conflict Minerals Report of JetBlue Airways Corporation
for the year ended December 31, 2013

This is the Conflict Minerals Report for JetBlue Airways Corporation (“JetBlue”) for calendar year 2013 in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1502”) and Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), that requires JetBlue to perform certain procedures and disclose information about the use and origin of “conflict minerals” if these minerals are deemed to be necessary to the functionality or production of a product manufactured, or contracted to be manufactured. The minerals covered by these rules are commonly referred to as conflict minerals and include tin, tantalum, tungsten and gold (collectively 3TG).
JetBlue is a commercial air carrier, and the subject of this disclosure relates to products manufactured or contracted for manufacture by their LiveTV subsidiary.
LiveTV, LLC is a wholly-owned subsidiary of JetBlue, provides in-flight entertainment, voice communication and data connectivity services and solutions for commercial and general aviation aircraft. LiveTV's largest customer for its core products and services is JetBlue although LiveTV does have agreements with other domestic and international commercial airlines. It also has general aviation customers to which it supplies voice and data communication services.
Description of JetBlue’s Reasonable Country of Origin Inquiry
In accordance with the Dodd-Frank Act Section 1502, JetBlue has performed a ‘reasonable country of origin inquiry’ (“RCOI”) on minerals that were in our supply chain after January 31, 2013, to determine whether these minerals were sourced from the Democratic Republic of Congo (DRC) or adjoining countries (“the Covered Countries”) or come from recycled or scrap sources. As a result of the RCOI process, JetBlue has concluded in good faith that during 2013:

•	JetBlue has manufactured and contracted to manufacture products to which 3TG are necessary to the functionality or production of such products and;

•	JetBlue was not able to conclude the source of raw materials for products it manufactures or contracts to be manufactured containing conflict minerals.

Due Diligence
In accordance with Rule 13p-1, JetBlue performed due diligence to determine the source and chain of custody necessary to determine conflict minerals in the Company’s product offerings. JetBlue designed its due diligence measures to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas Second Edition (OECD 2012) (“OECD Framework”) and related Supplements for each of the conflict minerals.
JetBlue’s due diligence measures were based on the OECD Framework and extensive communications with its suppliers. JetBlue, as a purchaser, is many steps removed from the mining of the conflict minerals and does not purchase raw ore or unrefined conflict minerals. Identifying the presence of conflict minerals is a challenge and the origin of conflict minerals cannot be determined with any certainty once the raw ores are smelted, refined, and converted to ingots, bullion, or other conflict mineral containing derivatives. Although the smelters and refiners are consolidating points for raw ore and are in the best position in the supply chain to know the origin of the ores, JetBlue does not purchase directly from smelters.
During this first reporting year JetBlue focused its efforts on its suppliers and contract manufacturers in an effort to build conflict mineral awareness; assess the transparency of its supply chain; and make initial identification, where possible, of the smelters/refiners in its supply chain. A summary of JetBlue’s activities, which are in line with the OECD framework, are outlined below.
Step 1: Establish strong company management systems

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Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas: JetBlue strives to continuously adopt responsible environmental, social and economic business practices that encourage long-term sustainability. The Company has adopted and will maintain a formal policy that reflects the Company’s desire to ensure only responsible sourcing of parts and products containing necessary conflict minerals and move toward using minerals certified as coming from a conflict free smelter.

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Structure internal management systems to support supply chain due diligence: JetBlue has established a governance model to oversee the implementation and ongoing management of a conflict minerals compliance program that includes a Management Team and a conflict minerals Core Team. The objectives of these JetBlue Teams are to focus Executive Senior Leadership’s attention on conflict minerals and to ensure the Company’s conflict minerals policy is compatible with other aspects of sustainability efforts, identify and assess risk in the supply chain, design and implement a strategy to respond to identified risks and report annually on supply chain due diligence and outcomes.

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Establish a system of controls and transparency over the mineral supply chain: JetBlue has implemented a process to evaluate parts and suppliers in the supply chain for potential conflict minerals risk. In alignment with the OECD guidelines, JetBlue’s subsidiary LiveTV identified and assessed the risks in its supply chain by conducting a risk rated analysis of products, parts, and suppliers.

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Strengthen company engagement with suppliers: JetBlue has posted the conflict minerals policy on the Company’s website. As an integral step in the RCOI process, suppliers were communicated the JetBlue objectives and requirements of annual reporting of the presence and source of conflict minerals in the parts they provide the Company. Conflict minerals training was also provided as part of the supplier communications package.

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Establish a company level grievance mechanism: JetBlue has provided a business integrity hotline as a feedback mechanism on its website at https://jblu.alertline.com/ which is available to all interested parties to provide information or voice their concerns regarding the company's sourcing and use of conflict minerals in its products.

Step 2: Identify and assess risks in the supply chain

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Identify high risk parts and suppliers: JetBlue performed due diligence in the identification of the parts within each of their active bills of materials (“BOMs”) that are known, or are likely, to contain conflict minerals. Using a risk based approach, JetBlue identified parts within the active BOMs that contain, or are likely to contain a conflict mineral; this process was performed by individuals with the requisite skills and knowledge to effectively assess the presence of conflict minerals. Survey the suppliers: JetBlue required suppliers to complete a survey at the supplier and part level based on the EICC-GeSI template.

•	Collect responses and review supplier responses: JetBlue reviewed and validated survey responses received from suppliers for completeness and sufficiency, and followed-up with any supplier that had not completed the survey through an outreach program. Based on this review, each survey was assigned a conflict minerals status determination which enabled follow on actions or close-out of the activity.

•	Aggregate supplier survey responses: JetBlue reviewed aggregated supplier survey responses and reported key RCOI metrics as part of a bi-monthly conflict minerals reporting process.

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Review and assess smelter information: JetBlue conducted a review of summary smelter information to determine if the smelter is certified as conflict free or if supporting information presents a "red flag" as defined by the OECD Guidance.

Step 3: Design and implement a strategy to respond to identified risks

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Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: The JetBlue Core Team completed an OECD gap analysis and provided a summary of the identified risks and gaps to the JetBlue Management Team with recommended action plans to reduce risks and close gaps.

•	Devise and adopt a risk management plan: JetBlue is looking at ways to mitigate conflict minerals risks with the goal of systematically reducing risk and its occurrence.

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Implement the risk management plan, monitor and track performance of risk mitigation: As JetBlue reviews opportunities to mitigate risk, the Company will address unresponsive suppliers and determine options for corrective action

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Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Additional fact finding, risk assessments, and changes in circumstances will take place as part of JetBlue’s annual review of the conflict minerals compliance program.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices

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Plan an independent third party audit of the smelter/refiner's due diligence for responsible supply chains of minerals: In accordance with the OECD guidance, JetBlue is considering participation in industry driven programs and supports independent third-party audits of the smelter/refiner’s due diligence by independent industry associations who perform these audits. Given the nature of JetBlue’s business, the associated cost, as well as the current lack of transparency in the supply chain, JetBlue is not in a position to audit smelters/refiners.

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Implement the independent industry association audit in accordance with the audit scope, criteria, principles and activities defined in the OECD guidance: JetBlue is considering membership in the Conflict Free Smelter Initiative whose Conflict Free Smelter audits conform to the OECD Guidance.

Step 5: Report annually on supply chain due diligence

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Annually report or integrate, where practicable, into annual sustainability or corporate responsibility reports, additional information on due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas: JetBlue has implemented a process to summarize, review, and approve compliance results and completion of the Form Specialized Disclosure and the Conflict Minerals Report and timely file this report with the Securities and Exchange Commission (SEC).

Results of JetBlue’s Reasonable Country of Origin Inquiry
Based on the process described above, JetBlue received responses from over 200 direct material suppliers, representing more than two-thirds of the more than 5,400 active parts and components surveyed that were used in its 2013 manufactured goods.
The due diligence procedures described above resulted in the following assertions:

•	Due to the lack of information received from suppliers or other sources, JetBlue is unable to determine or to describe the facilities used to process those necessary conflict minerals.

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Certain suppliers that responded to our inquiries indicated in their responses that the information provided was at a company or divisional level and did not include a comprehensive list of smelters. Therefore, JetBlue was unable to determine their country of origin.

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Consistent with the OECD Guidance for downstream companies, JetBlue’s efforts to determine the mine or location of origin of necessary conflict minerals, with the greatest possible specificity, encompassed our due diligence measures described above. These measures included a review of whether the smelters reported to be in the supply chain of our direct suppliers were verified as compliant with the Conflict Free Smelter Program. The overall results were inconclusive.